Exhibit 4.3
Warrant
THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
Warrant No. ______
MAKO SURGICAL CORP.
WARRANT TO PURCHASE SHARES OF COMMON STOCK
          This Warrant is issued to                                         , a                                          (such person or entity, together with transferees permitted herein, the “Holder”), by MAKO Surgical Corp., a Delaware corporation (the “Company”), as of the date set forth beside the Company’s signature below.
          1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth, Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify Holder in writing), to immediately purchase from the Company up to shares (the “Shares”) of common stock of the Company, $0.00001 par value per share (the “Common Stock”), at an exercise price of $0.99 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment as set forth in Section 7 hereof.
          2. Exercise Period. This Warrant shall be exercisable immediately and shall remain exercisable for a period of ten (10) years from the date hereof (the “Exercise Period”) for all or any part of the number of Shares purchasable hereunder.
          3. Method of Exercise. While this Warrant remains outstanding, Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by: (i) the surrender of the Warrant, together with a duly executed copy of the form of Exercise Notice attached hereto as Exhibit A, to the Chief Executive Officer of the Company at its principal offices and (ii) the payment to the Company by cash, check or wire transfer of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.
          4. Net Issuance Provision. In lieu of exercising pursuant to Section 3 above, at the Holder’s option, as long as this Warrant remains outstanding, Holder may exercise this Warrant by surrender of this Warrant as determined below (“Net Issuance”). If the Holder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X =	Y (A-B)
A

Where:

X =	the number of shares of Common Stock to be issued to the Holder.

Y =	the number of shares of Common Stock requested to be exercised under this Warrant Agreement.

A =	the then current fair market value of one (1) share of Common Stock.

B =	the Exercise Price.
          For purposes of the above calculation, current fair market value of Common Stock shall mean with respect to each share of Common Stock:

          (a) if the exercise is in connection with an initial public offering of the Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission (the “SEC”), then the fair market value per share shall be the initial “Price to Public” specified in the final prospectus with respect to the offering;
          (b) if this Warrant is exercised after, and not in connection with the Company’s initial public offering; and
               (i) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a twenty-one (21) day period ending three (3) days before the day the current fair market value of the Common Stock is being determined; or
               (ii) if the Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid and asked prices quoted on the Nasdaq system (or similar system) over the twenty-one (21) day period ending three (3) days before the day the current fair market value of the Common Stock is being determined.
          (c) if at any time the Common Stock is not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the current fair market value of Common Stock shall be determined in good faith by the Board of Directors of the Company.
          Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant representing the remaining number of Shares purchasable thereunder. All other terms and conditions of such amended Warrant shall be identical to those contained herein.
          5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter. Upon any partial exercise of this Warrant, the Company will forthwith issue and deliver to Holder a new warrant substantially identical to this Warrant for the remaining portion of the Common Stock for which this Warrant may still be exercised.
          6. Issuance of Shares. The Company covenants that (a) the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof (except for any applicable transfer taxes, which shall be paid by Holder) and (b) during the Exercise Period, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the exercise of this Warrant.
          7. Anti-dilution Adjustments. The Exercise Price and the number of Shares to be received upon exercise of this Warrant shall be subject to adjustment as follows:
               (a) Dividend, Subdivision, Combination or Reclassification of Common Stock. In the event that the Company shall at any time or from time to time, after the issuance of this Warrant, but prior to the exercise hereof, (i) make a dividend or distribution on the outstanding shares of Common Stock payable in shares of the Company’s capital stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares or (iv) issue any shares of its capital stock in a recapitalization, reorganization or reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Section 7), then, and in each such case, (A) the aggregate number of Shares for which this Warrant is exercisable (the “Warrant Share Number”) immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that the Holder shall be entitled to receive upon exercise of this Warrant the number of shares of Common Stock or other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event and (B) the Exercise Price payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Shares issuable upon the exercise of this Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Shares issuable immediately thereafter. An adjustment made pursuant to this Section 7(a) shall become effective retroactively (i) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (ii) in the case of any such subdivision, combination, reclassification, recapitalization or reorganization, to the close of business on the day upon which such corporate action becomes effective.
               (b) Issuance of Common Stock or Common Stock Equivalents Below Exercise Price.
                    (i) If the Company shall at any time or from time to time, after the issuance of this Warrant, but prior to the exercise hereof, issue or sell (such issuance or sale, a “New Issuance”) any shares of Common Stock or any security or obligation which is by its terms convertible into or exercisable into shares of Common Stock, including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock (each a “Common Stock Equivalent”) at a price per share of Common Stock (the “New Issue Price”) that is less than the Exercise Price then in effect as of the record date or Issue Date (as defined below), as the case may be (the “Relevant Date”) (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), other than (i) issuances or sales for which an adjustment is made pursuant to another subsection of this Section 7, (ii) up to _____ shares (as adjusted equitably for stock dividends, stock splits, combinations and the like) of Common Stock issuable upon exercise of stock options granted to directors, officers or employees of the Company or its subsidiaries approved by the Board of Directors of the Company (the “Board”) (including any additional shares of Common Stock as may be issued by virtue of any antidilution provisions applicable to such options and as such amount may be increased by the Board from time to time, (iii) shares of Common Stock issued upon conversion of shares of the Company’s Series A Preferred Stock, (iv) dividends or distributions on the Company’s Series A Preferred Stock or the Common Stock or upon any subdivision or combination of shares of Common Stock, (v) shares of Common Stock issued in connection with certain strategic transactions or acquisitions approved in advance by a majority of the Board, and (vi) shares of Common Stock or Common Stock Equivalent issued to financial institutions or lenders in connection with lease lines or loans approved by a majority of the Board (each, an “Excluded Transaction”), then, and in each such case, (A) the Exercise Price then in effect shall be adjusted to equal the New Issue Price and (B) the Warrant Share Number shall be increased to equal the product of (i) the aggregate number of Shares for which this Warrant is exercisable immediately prior to the New Issuance multiplied by (ii) a fraction, the numerator of which shall be the Exercise Price in effect on the day immediately prior to the Relevant Date and the denominator of which shall be the Exercise Price in effect immediately after such adjustment.
                    (ii) Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and shall become effective retroactively (x) in the case of an issuance to the stockholders of the Company, as such, to a date immediately following the close of business on the record date for the determination of shareholders entitled to receive such shares of Common Stock or Common Stock Equivalents and (y) in all other cases, on the date (the “Issue Date”) of such issuance; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 7(b) shall be made only upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.
                    (iii) In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued in connection with any merger of another entity into the Company, the amount of consideration therefor shall be deemed to be the fair market value (as determined by the Board) of the assets of the merged entity after deducting therefrom all cash and other consideration (if any) paid by the Company in connection with such merger.
               (c) Certain Distributions. In case the Company shall at any time or from time to time, after the issuance of this Warrant, but prior to the exercise hereof, distribute to all holders of shares of Common Stock (including any such distribution made in connection with a merger or consolidation in which the Company is the resulting or surviving entity and shares of Common Stock are not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding dividends or distributions payable in shares of Common Stock for which adjustment is made under Section 7(a) and any distribution in connection with an Excluded Transaction) or rights or warrants to subscribe for or purchase any of the foregoing, then, and in each such case, (A) the Exercise Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Company) multiplying by the Exercise Price in effect prior to the date of distribution by a fraction (i) the numerator of which shall be the fair market value of the Common Stock immediately prior to the date of distribution less the then fair market value of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (ii) the denominator of which shall be the fair market value of the Common Stock immediately prior to the date of distribution (but such fraction shall not be greater than one) and (B) the Warrant Share Number shall be increased by being multiplied by a fraction (i) the numerator of which shall be the fair market value of one share of Common Stock immediately prior to the record date for the distribution of such cash, evidences of indebtedness, securities, other assets or rights or warrants and (ii) the denominator of which shall be the fair market value of one share of Common Stock immediately prior to such record date less the fair market value of the portion of such cash, evidences of indebtedness, securities, other assets or rights or warrants so distributed. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.
               (d) Other Changes. In case the Company at any time or from time to time, after the issuance of this Warrant, but prior to the exercise hereof, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 7(a), 7(b), 7(c) or 7(h) (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Exercise Price and Warrant Share Number as a result of such action, then, and in each such case, the Exercise Price and Warrant Share Number shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Holder).
               (e) No Adjustment; Par Value Minimum. Notwithstanding anything herein to the contrary, no adjustment under this Section 7 need be made to the Exercise Price or Warrant Share Number if the Company receives written notice from the Holder who or which exercises all or any part of this Warrant that no such adjustment is required. Notwithstanding any other provision of this Warrant, the Exercise Price shall not be adjusted below the par value of a share of Common Stock.
               (f) Abandonment. If the Company shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Exercise Price or Warrant Share Number shall be required by reason of the taking of such record.

               (g) Certificate as to Adjustments. Upon any adjustment in the Exercise Price or Warrant Share Number, the Company shall within a reasonable period (not to exceed ten (10) business days) following any of the foregoing transactions deliver to the Holder a certificate, signed by (i) the Chief Executive Officer of the Company and (ii) the Chief Financial Officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Exercise Price and Warrant Share Number then in effect following such adjustment.
               (h) Spin-off; Reorganization, Reclassification, Merger or Sale Transaction.
                    (i) In case of any spin-off by the Company of another entity (the “Spin-off Entity”) at any time after the issuance of this Warrant, but prior to the exercise hereof, the Company shall issue to the Holder a new warrant, in form and substance satisfactory to the Holder, entitling the Holder to purchase, at an exercise price equal to the excess of the Exercise Price in effect immediately prior to such spin-off over the adjusted Exercise Price pursuant to Section 7(e), the number of shares of common stock or other proprietary interest in the Spin-off Entity that the Holder would have owned had the Holder, immediately prior to such spin-off, exercised this Warrant.
                    (ii) In case of any capital reorganization, reclassification, merger, tender offer, exchange offer, sale of all or a material portion of the Company’s assets, sale or transfer of a majority of the Company’s capital stock on an as-converted basis, or consolidation in which the stockholders of the Company prior to such transaction do not retain a majority of the voting power of the surviving entity following such a transaction (other than a transaction in which the Company is the surviving corporation) of the Company or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value) (each, a “Transaction”) at any time after the issuance of this Warrant, but prior to the exercise hereof, the Company shall execute and deliver to the Holder at least twenty (20) business days prior to effecting such Transaction a certificate stating that the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock or other securities, property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which this Warrant could have been exercised immediately prior to such Transaction, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this Section 7(h) and any equivalent thereof in any such certificate similarly shall apply to successive transactions.
               (i) Notices. In case at any time or from time to time:
                    (i) the Company shall declare a divided (or any other distribution) on its shares of Common Stock;
                    (ii) the Company shall authorize the granting to the holders of shares of its Common Stock rights or warrants to subscribe for or purchase any shares of the Company’s capital stock or any other rights or warrants; or
                    (iii) there shall occur a spin-off or Transaction.
then the Company shall mail to the Holder, as promptly as possible, but in any event at least ten (10) business days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined, or (y) the date on which such spin-off or Transaction is expected to become effective and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such spin-off or Transaction. Notwithstanding the foregoing, in the case of any event to which Section 7(h) is applicable, the Company shall also deliver the certificate described in such Section 7(h) to the Holder at least ten (10) business days prior to effecting such reorganization or reclassification as aforesaid.
          8. Compliance with Securities Laws. Holder hereby represents and warrants that:
               (a) Purchase Entirely for Own Account. This Warrant and the Common Stock issuable upon exercise hereof (collectively, the “Securities”) will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in or otherwise distributing the same. Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any person with respect to any of the Securities. Holder represents that it has full power and authority to enter into this Warrant.
               (b) Investment Experience. Holder acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant. Holder also represents it has not been organized for the purpose of acquiring this Warrant.
               (c) Accredited Investor. Holder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.
               (d) Restricted Securities. Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations, such securities may be resold without registration under the Act only in certain limited circumstances. Holder represents that it is familiar with SEC Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act.
          9. Transfer; Assignment.
               (a) Prior to any Transfer (as defined below) or attempted Transfer of all or any part of this Warrant, Holder shall give ten (10) business days prior written notice (a “Transfer Notice”) to the Company of Holder’s intention to effect such Transfer, describing the manner and circumstances of the proposed Transfer, and obtain from counsel to Holder an opinion that such proposed Transfer may be effected without registration under the Securities Act of 1933, as amended (the “Securities Act”). After receipt of the Transfer Notice and opinion, the Company shall, within five (5) business days thereof, so notify Holder and Holder shall thereupon be entitled to Transfer all or any part of this Warrant, in accordance with the terms of the Transfer Notice. Notwithstanding anything to the contrary, a Transfer hereunder shall be effective only if (i) such Transfer complies with Article III of the Stockholders Agreement dated as of the date hereof by and among the Company and certain stockholders of the Company (the “Stockholders Agreement”) and (ii) each permitted assignee hereunder enters into an agreement or instrument of accession to the Stockholders Agreement whereby such assignee shall (x) become an “Additional Stockholder” under the Stockholders Agreement and (y) agree to become and remain bound by the restrictions and provisions of the Stockholders Agreement as and to the same extent as the other Stockholders (as defined in the Stockholders Agreement) party hereto. For purpose of this Section 9, “Transfer” means any disposition of all or any part of this Warrant, which would constitute a sale thereof within the meaning of the Securities Act and which is not made pursuant to a registration statement which has been declared effective under the Securities Act.
               (b) A Transfer and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company or the office or agency designated by the Company, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such Transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything to the contrary, a Warrant, if properly assigned in compliance herewith, may be exercised by a new Holder for the purchase of shares of Common Stock without having a new Warrant issued.
          10. Replacement of Warrant. On receipt of reasonable evidence of the loss, theft, destruction or mutilation of this Warrant and in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at its expense and upon receipt of a customary affidavit of loss without the posting of any bond or monetary amount, shall execute and deliver, in lieu of this Warrant, a substantially identical warrant of like tenor and amount.
          11. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given when (i) personally delivered, (ii) three (3) days after being sent by prepaid certified or registered U.S. mail, or one day after being sent, if sent by nationally recognized overnight courier, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other by written notice, or (iii) upon receipt of electronic confirmation, if by facsimile. All notices shall be sent to the addresses and facsimile numbers set forth below or such other address as may be given from time to time under the terms of this notice provision:
If to the Company:
MAKO Surgical Corp.
2901 Simms Street
Hollywood, Florida 33020
Telephone: 954-927-2044
Facsimile: 954-927-0446
Attention: General Counsel
With a copy (which shall no constitute notice) to:
Hogan & Hartson L.L.P.
555 Thirteenth Street, NW
Washington, DC 20004
Telephone: 202-637-5600
Fax: 202-637-5910
Attention: Christopher J. Hagan, Esq.
If to Holder:
At the address and facsimile number
indicated on the signature page hereof
          12. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and inure to the benefit of and, be binding upon, the Holder, its successors and permitted assigns. The Company shall not transfer or assign the Warrant without the express written consent of the Holder prior to any such proposed transfer or assignment.
          13. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of each of the parties hereto. Any waiver or amendment effected in accordance with this section shall be binding upon Holder and the Company.
          14. Governing Law. This Warrant shall be governed by the laws of the State of Delaware without regard to the conflict of law provisions thereof.

          15. Entire Agreement. This Warrant and the other documents delivered pursuant hereto or referred to herein, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof.
          16. Severability. In case any provision of this Warrant shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          17. Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          18. Survival. Except as expressly set forth herein, the representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.
          19. No Stockholder Rights. This Warrant, in and of itself, shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.
          IN WITNESS WHEREOF, this Warrant is executed as of the ___ day of December, 2004.

COMPANY:

MAKO SURGICAL CORP.

By:

	Name:	Maurice R. Ferré, M.D.
	Title:	President & Chief Executive Officer

HOLDER:

By:

Name:

Title:

Address:

Facsimile:

Telephone: